Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	At The Investor Relations Company:
Robert L. Johnson, President & CEO	Karl Plath or Woody Wallace
706-645-1391	847-296-4200
bjohnson@charterbank.net	kplath@tirc.com or wwallace@tirc.com

CHARTER FINANCIAL Q2 EARNINGS INCREASE

•	Substantial Gains Reported In Net Interest Income, Noninterest Income

•	Noninterest Expense Decreases

•	$592,000 Gain On Sale Of Freddie Mac Shares Helps Fuel Increase

WEST POINT, Georgia, April 27, 2004—Charter Financial Corporation (NASDAQ: CHFN) today reported that second-quarter net income rose to $2.2 million, or $0.11 per share, compared with $164,000, or $0.01 per share, a year earlier. Net income also improved from $1.7 million, or $.09 per share, for the quarter ended December 31, 2003. Net income for the six months ended March 31, 2004, was $3.9 million, or $.20 per share, compared to $663,000 or $.03 per share, for the prior-year period.

“We continued to build our retail franchise,” said Robert L. Johnson, president and chief executive officer. “Our loans and retail deposits both increased over the December 2003 quarter with loan balances up $3.7 million and retail deposit balances up by $9.5 million. Deposit fees for the quarter increased by $110,000 or 19 percent over the December 2003 quarter. “

Net income increased due to significant increases in net interest income and noninterest income. Net interest income increased $243,000 for the quarter ended March 31, 2004 as compared to the quarter ended December 31, 2003 quarter due to lower deposit and borrowing costs and an increase of $182,000 in dividends received from Freddie Mac, as Freddie Mac increased its quarterly dividend by four cents per share.

Noninterest income increased $297,000 compared to the quarter ended December 31, 2003. This increase was due to the $110,000 increase in deposit fees, a $68,000 increase in the gain on sale of loans, and a $51,000 increase in the gain on the sale of mortgage securities.

Noninterest expense was down $117,000 from the quarter ended December 31, 2003. Compensation, occupancy and professional services contributed to this reduction in noninterest expense.

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Income tax expense was up $197,000 compared to the quarter ended December 31, 2003 primarily due to higher pretax income. The effective tax rate was 26.0 percent this quarter versus 25.2 percent December quarter.

“We continue to actively manage our capital position and Freddie Mac common stock portfolio,” Johnson said. “During the second quarter, we recognized a pretax gain of $592,000 on the sale of 10,000 Freddie Mac shares to the option holders exercising at a strike price of $60 per share. We also earned $81,000 from writing the call options.”

In fiscal 2003, Charter Financial initiated a pilot program of writing covered call options on 250,000 shares of its Freddie Mac common stock to enhance the yield on its Freddie Mac stock portfolio. The price of Freddie Mac stock declined late in the quarter and as a result the Company wrote fewer calls rather than accepting either lower strike prices or lower premiums on call options. On a consolidated basis, Charter Financial owns 4.62 million shares of Freddie Mac common stock with a pre-tax unrealized gain of approximately $266.6 million at March 31, 2004.

“We were pleased that we were able to create value for our shareholders through our special dividend of twenty cents per share paid in March,” Johnson said. “We also continue to work at more effectively utilizing our capital through our retail expansion.”

Capital remains very strong with equity at $252.9 million, or 24.90 percent of total assets. Book value per share increased to $13.02 from $12.81 at December 31, 2003, primarily due to the increase in accumulated other comprehensive income, with the increase attributable to the increase in the fair value of Freddie Mac’s common stock from $58.32 per share at December 31, 2003 to $59.06 per share at March 31, 2004. CharterBank’s core capital was 9.37 percent at March 31, 2004.

At March 31, 2004, the Company had assets of $1.0 billion, down $14.8 million from December 31, 2003. Net loans outstanding were $303.4 million, up $3.7 million from December 2003. Retail deposits were $232.9 million and core deposits were $117.6 million at March 31, 2004 compared to $223.4 million and $99.6 million, respectively, at December 31, 2003. Total equity was $252.9 million at March 31, 2004 compared to $248.7 million at December 31, 2003.

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. In October 2001, Charter Financial Corporation and subsidiary CharterBank completed reorganization into a mutual holding company structure and the related initial public offering of the Company’s common stock. CharterBank is headquartered in West Point, Georgia, and operates eight full-service branches on the I-85 corridor from LaGrange, Georgia, to Auburn, Alabama. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release may contain “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by

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inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Selected Financial Data

(in thousands except share data):

	At March 31, 2004	At December 31, 2003	At September 30, 2003
	Unaudited
Total Assets	$1,015,957	$1,030,716	$1,000,495
Loans Receivable, net	303,446	299,708	292,553
Mortgage Securities Available for Sale	374,084	409,454	394,432
Freddie Mac Common Stock	272,887	270,051	242,904
Other Investment Securities	20,375	3,938	21,629
Retail Deposits	232,870	223,413	229,649
Core Deposits	117,566	99,555	99,546
Total Deposits	291,001	271,319	279,386
Deferred Income Taxes	100,859	99,109	88,196
Borrowings	358,167	399,242	388,441
Realized Stockholders’ Equity*	88,856	87,444	86,419
Accumulated Other Comprehensive Income**	164,082	161,299	143,940
Total Equity	252,938	248,743	230,359

Book Value per Share	$13.02	$12.81	$11.87
Tangible Book Value per Share	12.71	12.49	11.55

Minority Shares Outstanding	3,569,850	3,569,850	3,552,050
Total Shares Outstanding	19,427,774	19,426,974	19,409,974
Weighted Average Total Shares Outstanding – Basic	19,418,770	19,410,159	19,478,388
Weighted Average Total Shares Outstanding – Fully Diluted	19,457,071	19,436,341	19,482,326

*	Includes Total Stockholders’ Equity less Accumulated Other Comprehensive Income.
**	Includes unrealized gains and losses on Freddie Mac common stock and other investment securities adjusted for income taxes at a tax rate of 38.6%

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Selected Operating Data

(in thousands except share data):

	Three Months Ended			Six Months Ended March 31,
	March 31,		December 31, 2003
	2004	2003		2004	2003
	Unaudited
Total Interest Income	$9,443	$8,384	$9,469	$18,912	$16,967
Total Interest Expense	4,023	4,712	4,293	8,317	9,733

Net Interest Income	5,420	3,672	5,176	10,595	7,234
Provision for Loan Losses	—	—	30	30	—

Net Interest Income after Provision for Loan Losses	5,420	3,672	5,146	10,565	7,234
Noninterest Income	1,844	1,128	1,547	3,391	2,303
Noninterest Expense	4,283	4,600	4,399	8,682	8,773

Income before Income Taxes	2,981	200	2,294	5,274	764
Income Tax Expense	775	36	578	1,353	101

Net Income	$2,206	$164	$1,716	$3,921	$663

Earnings per Share	$0.11	$0.01	$0.09	$0.20	$0.03
Earnings per Share – Fully Diluted	0.11	0.01	0.09	0.20	0.03
Cash Dividends per Share***	0.40	0.10	0.20	0.60	0.20

Net Charge-offs	222	66	67	290	55
Deposit Fees	673	356	563	1,235	758
Gain on Sale of Loans	310	643	242	552	1,232
Gain on Sale of Freddie Mac Common Stock	592	—	533	1,125	—
Gain on Covered Calls Related to Freddie Mac Common Stock	81	—	59	140	—

***	First Charter, MHC has waived its portion of these dividends, resulting in payment only to the minority stockholders.

Performance Ratios:

	Three Months Ended			Six Months Ended March 31,
	March 31,		December 31, 2003
	2004	2003		2004	2003
			Unaudited
Return on Equity	3.46%	0.26%	2.91%	3.20%	0.53%
Return on Assets	0.85	0.07	0.67	0.76	0.14
Net Interest Margin	2.13	1.56	2.07	2.10	1.53
Loan Loss Reserve as a % of Nonperforming Assets	103.46	147.81	101.82	103.46	147.81
Nonperforming Assets as a % of Total Loans and REO	2.02	1.79	2.18	2.02	1.79
Net Chargeoffs as a % of Total Loans	0.07	0.02	0.02	0.09	0.02
Nonperforming Assets to Total Assets	0.62	0.51	0.64	0.62	0.51
Bank Core Capital Ratio	9.38	9.38	8.89	9.38	9.38
Dividend Payout Ratio	61.27	222.90	40.21	52.06	110.49

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